Exhibit 99.2

Contact:

Zachary Berk, O.D.

Chairman of the Board

KBL Healthcare Acquisition Corp. III

(212) 319-5555

FOR IMMEDIATE RELEASE

KBL HEALTHCARE ACQUISITION CORP. III

COMPLETES INITIAL PUBLIC OFFERING

New York, New York, July 25, 2007 – KBL Healthcare Acquisition Corp. III (AMEX: KHA.U) announced today that it has completed its initial public offering of 17,250,000 units, including 2,250,000 units subject to the underwriters’ over-allotment option. Each unit consists of one share of common stock and one warrant, which entitles the holder to purchase one share of common stock. The units were sold at an offering price of $8.00 per unit, generating gross proceeds of $138,000,000 to the Company. The offering was led by Citi, acting as sole book-running manager. Jefferies & Company Inc. and EarlyBirdCapital, Inc. acted as co-managers. A copy of the prospectus may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220.

The Company also announced the simultaneous consummation of the private placement of 2,075,000 warrants at a price of $1.00 per warrant, generating total proceeds of approximately $2,075,000. The warrants were purchased by the Company’s officers, directors and certain of its special advisors. The warrants are identical to the warrants included in the units sold in the initial public offering except that if the Company calls the warrants for redemption, these private warrants will be exercisable on a cashless basis so long as they are held by the purchasers or their permitted transferees. The purchasers of the warrants have agreed that the warrants will not be transferred, assigned or sold by them until after the Company has completed a business combination.

Of the proceeds received from the consummation of the initial public offering and private placement of warrants, $133,930,000 (or approximately $7.76 per share sold in the initial public offering) was placed in trust. Audited financial statements as of July 25, 2007 reflecting receipt of the proceeds upon consummation of the initial public offering and private placement of warrants have been issued by the Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

KBL Healthcare Acquisition Corp. III is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination with one or more operating businesses in the healthcare or healthcare-related industries.

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